EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Jurisdiction of Incorporation
Guyana Telephone and Telegraph Company Limited	Guyana
Atlantic Tele-Center, Inc.	Guyana
ATN (Haiti), Inc.	Delaware
Transnet S.A.	Haiti
ATN (Haiti) S.A.	Haiti
Choice Communications, LLC	United States Virgin Islands
Call Home Telecom, LLC.	United States Virgin Islands
Commnet Wireless, LLC	United States
Chama Wireless, LLC	United States
Commnet Four Corners, LLC	United States
Commnet of Missouri, LLC	United States
Excomm, LLC	United States
Commnet of California, LLC	United States
Elbert County Wireless, LLC	United States
Commnet Illinois, LLC	United States